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                                                       EXHIBIT 10.42

[LETTERHEAD]


September 12, 1999


Mr. Adam Sholley
77 Morton Road
Milton, MA  02186

Dear Adam:

         Breakaway Solutions Inc. (the "Company") is pleased to offer to employ you, effective September 20, 1999 as Vice President of Marketing pending successful completion of references. You will undertake the duties and responsibilities inherent in the position and such other duties and responsibilities as the Company's Board of Directors or its designee shall from time to time reasonably assign to you. In addition, you agree to devote your entire business time, attention and energies to the business and interests of the Company during your employment.

         You are to abide by the rules, regulations, instructions, personnel practices and policies of the Company (as amended from time to time in the Company's sole discretion).

         Your salary for this position will be paid at the rate of $8333.33 per pay period (which is equivalent to an annual base salary of $200,000 paid out over 24 pay periods per year), in accordance with the semi-monthly payment schedule now being employed by the Company.

         In addition, you will participate in the Breakaway Profit Sharing Plan on the same basis as other executives at your level. The company has put a plan into effect that would make you and all other such executives eligible for an annual bonus of 30% of annual salary at the specified profit target. The actual bonus dollar amounts will thus be tied to the Company's performance.

         It has been recommended to the Company's Board of Directors that you be granted incentive stock options and non-qualified stock options to acquire 110,000 shares of the Company's common stock. The stock options will be granted at the fair market value determined by the Board of Directors on the date of the grant and will be subject to a four year vesting schedule, with 25% vesting after 12 months from the date of grant. The remaining shares will vest on a monthly over 3 years commencing one year from the date of grant. The specific provisions of this grant, including vesting, exercise and rights upon the termination of your employment will be governed by the terms of the Company's 1999 Stock Plan.


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         Upon the fulfillment of the necessary eligibility requirements, you will be eligible to participate in the employee benefit programs that the Company offers to its employees. A summary of the Company's benefit plans is included with this letter. Full descriptions of the benefit plans currently being offered are available in our Human Resources Department. These plans may, from time to time, be amended or terminated by the Company in its sole discretion with or without prior notice.

         In addition, the Company will provide to you parking adjacent to the Company's office where you work at, at the Company's expense. You will be reimbursed in accordance with standard company policy for expenses incurred in the performance of your work, including without limitation portable phone charges, gas and mileage incurred on company business, and travel and subsistence on business trips.

         Attached for your review, as Attachment A, is the Breakaway Solutions, Inc. Non-Disclosure, Non-Solicitation Agreement (the "NDA"). This offer of employment is conditioned on your signing that agreement and your continuing to abide thereafter by its terms. In making this offer, you have expressly represented and warranted to the Company, and the Company understands, that you are not under any obligation to any former employer or any person, firm, or corporation which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

         The term of this Agreement is one (1) year, commencing September 20, 1999. It shall automatically renew for successive one (1) year periods unless it is terminated during or as of the end of any one (1) year period by your resignation, or by mutual decision, or by the Company with or without "Cause" as set out below. The Company and you intend to endeavor to make any termination a mutual decision; however, this is not intended to limit your rights if the Company does not fulfill an obligation or commitment under this Agreement.

         Without limitation, you may at your election resign your position, by mutual agreement or unilaterally by you, and treat the resignation as termination by the Company without Cause for the purpose of this agreement and the Noncompete agreement, upon any of the following: (a) A material change in your duties or responsibilities. (b) The Company's attempt to materially reduce your salary or your bonus eligibility. (c) A change in control of the Company, or the sale of all or substantially all of the Company's assets. (d) Failure by the Board of Directors to grant your stock options as described above and of the Company to provide you with a Stock Option agreement implementing those options on or before.

         TERMINATION BY COMPANY WITHOUT "CAUSE"; TERMINATION BY MUTUAL DECISION; TERMINATION FOR DEATH OR DISABILITY: If after one full year of employment, your employment is terminated by the Company without a "Cause" as defined below, or if after one full year of employment, it is terminated by mutual agreement or by your resignation with your election to treat the resignation as termination without Cause as provided above, or if it is terminated by the Company in the event of your death, (a) your obligations under this Agreement and the NDA will terminate except for those provisions which expressly survive by their terms,
(b) you will continue to be paid your salary that is in effect immediately prior to the termination date, for six months, (c) you will receive any bonus payable under any plan in which you were participating or for which


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you were eligible immediately prior to the termination date, but to the extent that any period for the calculation of a bonus ends after the termination date, your bonus shall be pro-rated accordingly, (d) you will be paid any accrued vacation pay and any salary or other benefits accrued as of the termination date but not yet paid, and (e) you will be eligible to continue to receive any benefits under any plans then in effect, according to the terms of such plans, which may require that continuance be done at your own expense after termination.

         TERMINATION BY THE COMPANY WITH "CAUSE": The Company may terminate your employment for "Cause" as defined below, if it first gives you written notice of the alleged "Cause" and if you have not remedied the Cause within thirty (30) days after such notice. If your employment is terminated for Cause, (a) your obligations under this Agreement and the Noncompete agreement will terminate except for those provisions which expressly survive by their terms, (b) you will be paid any accrued vacation pay and any salary or other benefits accrued as of the termination date but not yet paid, and (c) you will be eligible to continue to receive any benefits under any plans then in effect, according to the terms of such plans, which may require that continuance be done at your own expense after termination. For the purpose of this Agreement, "Cause" means: (1) your substantial and continuing failure to perform your duties and responsibilities as an employee of the Company other than due to death or disability; (2) your disloyalty, gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to the Company; (3) your deliberate disregard of material rules, regulations, instructions, personnel practices and policies of the Company (as amended from time to time in the Company's sole discretion) which results in direct or indirect loss, damage or injury to the Company; (4) your material breach of the Noncompete Agreement; or (5) your conviction of any crime which constitutes a felony in the jurisdiction involved.


         The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. Enclosed is a copy of the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

         The Company reserves the right to review the compensation (including salary and bonus) and benefits it offers to you and to adjust them from time to time in its sole discretion. It is understood that you are not being offered employment for a definite period of time and that either you or the Company may terminate the employment relationship at any time. Nothing in the Company's offer to you of compensation (including salary or bonus), stock options or benefits should be interpreted as creating anything other than an at-will employment relationship. This agreement and the Noncompete Agreement are executed as instruments "under seal" under Massachusetts law and they and your employment relationship with the Company are governed by the laws of the Commonwealth of Massachusetts. You expressly consent to submit to jurisdiction and venue in the Massachusetts state or federal courts, where any matters arising related to your employment shall be litigated.

         This letter and the Noncompete Agreement constitute the entire agreement between you and the Company with respect to your employment. In the event of any conflict between those


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documents and the rules, regulations, instructions, personnel practices and policies of the Company (as amended from time to time in the Company's sole discretion), this letter and the Noncompete agreement shall control, and in the event of any conflict between the terms of this letter and the Noncompete Agreement, the terms of this letter shall control.

         Please indicate your acceptance of this offer by signing and dating the enclosed copy of this letter and returning it in the enclosed envelope.

         We look forward to your joining the Company and are pleased that you will be working with us.



Very truly yours,


/s/ Gordon Brooks                                  9/14/99
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Gordon Brooks                                      Date
President / CEO





Agreed:/s/ Adam Sholley                            9/15/99
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       Adam Sholley                                Date